Exhibit 99.1

Hennessy Advisors, Inc. Reports Quarterly Earnings Per Share and Announces Quarterly Dividend

NOVATO, Calif., Feb. 9, 2023 /PRNewswire/ -- Hennessy Advisors, Inc. (Nasdaq:HNNA) reported results for its first fiscal quarter of 2023, which ended December 31, 2022. The firm also announced a quarterly dividend of $0.1375 per share to be paid on March 6, 2023, to shareholders of record as of February 21, 2023, which represents an annualized dividend yield of 5.6%.*

"There is no doubt that 2022 was a tumultuous year in the financial markets. All the major indices suffered losses as our economy dealt with inflation, oil price shocks, interest rate increases, war, political division, and the rumors of an impending recession. I feel certain that volatility actually created a shifting investment landscape as investors had to go back to basics and invest utilizing fundamentals while they watched FAANG stocks fall from all-time highs, cryptocurrency implode, and meme-stock euphoria subside. Here at Hennessy, six of our sixteen mutual funds were positive in 2022, as we stick to value investing for the long-term," said Neil Hennessy, Chairman and CEO. "Although we will likely see continued volatility, I remain confident that our economy is in good shape. The unemployment rate is low at 3.5%, and in the final quarter of 2022 real GDP grew at an annualized rate of 2.9%, even amidst interest rate hikes and inflationary pressure. We may continue to have corrections along the way, but I believe we have the potential for real growth in the market and in our economy over the longer term," he added.

"We are excited to add the first ETF to our line-up, the Hennessy Stance ESG Large Cap ETF (NYSE: STNC). While our assets under management were down year over year, we feel confident that expanding our product offerings while adapting and innovating our sales and marketing program with broader digital engagement will help support organic growth in the future," said Teresa Nilsen, President and COO. "We have experienced many market cycles in our years in the investment industry, and we have maintained a conservative balance sheet and an income statement with significant variable costs to navigate a variety of market environments. Our available cash net of debt has grown 17.9% this calendar year, and we are both optimistic and prepared for new strategic acquisition opportunities when they arise," she added.

Summary Highlights (compared to the prior comparable quarter ended December 31, 2021):

  Total revenue of $6.1 million, a decrease of 28%.
  Net income of $1.1 million, a decrease of 42%.
  Fully diluted earnings per share of $0.15, a decrease of 40%.
  Average assets under management, upon which revenue is earned, of $3.0 billion, a decrease of 26%.
  Total assets under management of $3.0 billion, a decrease of 26%.
  Cash and cash equivalents, net of gross debt, of $16.8 million, an increase of 18%.
	Financial Highlights
	Three Months Ended December 31,		Change
	2022	2021	Dollar	Percent
Total Revenue	$ 6,144,863	$ 8,534,371	$ (2,389,508)	-28.0%
Net Income	1,119,100	1,912,532	(793,432)	-41.5%
Earnings Per Share (Diluted)	0.15	0.25	(0.10)	-40.0%
Weighted Average Number of Shares Outstanding (Diluted)	7,581,157	7,522,686	58,471	0.8%
Average Fund Assets Under Management	3,044,246,652	4,099,272,805	(1,055,026,153)	-25.7%

	As of December 31,
	2022	2021
Total Fund Assets Under Management	$ 3,009,457,663	$ 4,072,848,989	$(1,063,391,326)	-26.1%
Cash and Cash Equivalents, Net of Gross Debt Balance	16,800,396	14,252,322	2,548,074	17.9%

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy–and–hold philosophy that rejects the idea of market timing.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements
This press release contains "forward-looking statements" for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward–looking statements relate to expectations and projections about future events based on currently available information. Forward–looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward–looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled "Risk Factors" and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward–looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.

CONTACT: Media Contacts: Teresa Nilsen, Hennessy Advisors, Inc., Terry@hennessyadvisors.com; 800-966-4354; Hibre Teklemariam, SunStar Strategic, HTeklemariam@sunstarstrategic.com; 703-894-1057